Exhibit 10(h)

LICENSE AGREEMENT

                THIS LICENSE AGREEMENT (“Agreement”) dated as of the 15th day of November, 2004, is made by the between Advanced Energy Recovery, Inc., a Delaware corporation, (“AER”), Allen Drilling Acquisition Company, a wholly-owned subsidiary of AER and a Nebraska corporation (“ADAC”), Elgin Holdings, LLC, a Texas limited liability company (“Elgin”), Gateway Energy Corporation, a Delaware corporation (“Gateway”), and Gateway Processing Company, a Texas corporation (“GPC”) (AER, ADAC and Elgin are collectively referred to as the “AER Parties”).

RECITALS

                WHEREAS, GPC holds the exclusive U. S. license to technology developed by Advanced Extraction Technologies, Inc., a Texas corporation (“AET”), which employs the state-of-the-art, patented, absorption based technology to remove nitrogen and other gasses from natural gas pursuant to a First Amended and Restated Agreement to Develop Natural Gas Treatment Projects Using Mehra Gas Treating Units, dated as of January 1, 2004 (the “AET Agreement”); and

                WHEREAS, the AET Agreement authorizes GPC to license the Know-How and Patent Rights (as those terms are defined in the AET Agreement) in the United States to design, construct, build, license, operate, sell, install, assign, lease, rent, repair, maintain, revise and revamp Mehra Gas Treating Units (as defined in the AET Agreement); and

                WHEREAS, ADAC and Gateway have entered into that certain agreement dated March 6, 2003 with respect to a project known as the “Madisonville Project”, which project utilizes the Know-How and Patent Rights licensed to GPC pursuant to the AET Agreement; and

                WHEREAS, Elgin is a company holding significant rights to high Nitrogen gas within the Madisonville Field which would benefit from the processing available pursuant to Mehra Gas Treating Units; and

                WHEREAS, the parties hereto desire to enter into an agreement with respect to a joint participation in future projects which will treat natural gas to remove impurities from the gas to enable the gas to meet pipeline quality specifications (“High Nitrogen Projects”); and

                WHEREAS, Gateway desires due diligence assistance in connection with certain future Gateway projects, and assistance in the preparation and filing of Gateway’s Securities and Exchange Commission (“SEC”) reports, and AER has agreed to provide such assistance.

                NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               GPC hereby grants to the AER Parties a non-exclusive license to the Know-How and Patent Rights (as those terms are defined in the AET Agreement) in the United States to design, construct, build, license, operate, sell, install, assign, lease, rent, repair, maintain, revise and revamp one or more Mehra Gas Treating Units (as defined in the AET Agreement) operated in the AMI (as defined below) at or near the current Madisonville facility.  The party or parties hereto that own and operate the Mehra Gas Treating Unit(s) shall be responsible for the payment or pre-payment of all of the license fees payable to AET pursuant to the license agreement arising from such dedicated gas.  However, AER shall advance to Gateway, as a prepayment of earnings from its Madisonville operations $91,250, which equals the sum Gateway requires to advance pay any or all fees due AET under Gateway the AET Agreement.  Said funds shall be made available to Gateway on or before December 15, 2004.  With respect to the license granted hereby, the AER Parties agree to be bound to the terms and conditions of the AET Agreement.

2.               The AER Parties agree that all natural gas produced and owned by the AER Parties and their controlled affiliates, which shall exceed 5,000 Mcf per day, whether by their own producing wells or by unitized well within the AMI, shall be dedicated to and processed by Mehra Gas Treating Units pursuant to Gateway’s exclusive license under the AET Agreement.  “AMI” shall have the meaning set forth in the First Amended and Restated Master Agreement (the “Master Agreement”), dated September 12, 2003, by and among GPC, Redwood Energy Production, L.P., and Hanover Compression Limited Partnership or any amendments, modifications or replacements that may be in place from time to time.

3.               The AER Parties agree that with respect to the gathering, treatment and transportation of gas within the AMI which may be performed by the parties hereto, the economic terms of such additional services shall be substantially similar to those terms provided for in the agreements currently in place for the Madisonville Field in the agreements contemplated by the Master Agreement or any amendments, modifications or replacements that may be in place from time to time.  All such services shall be governed by definitive agreements to be executed by the parties.

4.               Gateway hereby grants to AER, or its designee, the option to participate (a) on a pari passu basis with Gateway or its controlled affiliates in any High Nitrogen Projects in which Gateway is a participant and in which the project utilizes Gateway’s exclusive license under the AET Agreement, provided that AER shall have a right, upon exercise of such option, to an interest in such project equal to one-third (1/3) of the total interest that would otherwise Gateway have therein, and (b) on a pari passu basis with any third party financing source in one-third (1/3) of the financing of any High Nitrogen Projects in which Gateway is a participant and in which the project utilizes Gateway’s exclusive license under the AET Agreement.  To exercise this option, AER must provide its pro rata amount of cash and other consideration in the same form and subject to the same terms and conditions as Gateway provides in such project.  This option shall expire on November 15, 2007, unless Gateway has not presented eight (8) or more applicable projects prior to such date, in which case this option shall continue until immediately after the eight (8th) such option is thereafter presented.  Gateway shall have the right to designate up to two (2) projects each year which will not be subject to the option granted to AER pursuant to this Section 4, and such designated projects shall not count as one of the eight projects described in the preceding sentence.  Notwithstanding the foregoing, with respect to any project developed by Gateway and in which AET by virtue of the AET Agreement elects to participate up to 25%, then AER and Gateway shall each proportionately reduce their rights under this Section 4.  For purposes of this Section 4, a single High Nitrogen Project shall mean a project with capacity of at least 4,000 Mcf/d, and shall include any additions to the capacity of the plants or additional plants included in the High Nitrogen project.

5.               AER will make available, on an “as needed basis”, one or more of its employees, (Larry J. Horbach and/or Chuck A. Holtgraves) to consult with and assist Gateway employees in the preparation and filing of it’s SEC reports for a period of up to one (1) year from the date of this Agreement. Gateway shall reimburse AER for all out-of-pocket expenses incurred by such employees of AER;

6.               AER will provide due diligence service assistance to Gateway on High Nitrogen Projects which may be potentially developed by Gateway, on a project by project basis, for a period of three years, from the date of this agreement. Gateway shall reimburse AER for all out-of-pocket expenses incurred by AER in connection with this due diligence effort;

7.               The parties agree, that except for the RECITALS above, no further representations, warranties, or closing obligations are required.

8.               This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9.               Any notice, request, consent or communications (a “Notice”) shall be effective only if it is in writing and delivered, with receipt confirmed, address as follows:

                    If to AER to:

                    If to ADAC and Elgin, to:

                                If to Gateway and GPC, to:

                    Gateway Energy Corporation

                    500 Dallas Street, Suite 2615

                    Houston, TX 77002

                    Attn:  President

                    With a copy to:

                    Shook, Hardy & Bacon L.L.P.

                    2555 Grand Boulevard

                    Kansas City, MO 64108

                    Attn:  Craig L. Evans

                IN WITNESS WHEREOF, the parties hereto have entered in this Agreement as of the date first herein above set forth.

ADVANCED ENERGY RECOVERY, INC

By:
Charles A. Holtgraves
President

ALLEN DRILLING ACQUISITION COMPANY

By:
Charles A. Holtgraves

ELGIN HOLDINGS, LLC

By:
Charles A. Holtgraves

GATEWAY ENERGY CORPORATION

By:
John Raasch
President

GATEWAY PROCESSING COMPANY

By:
John Raasch
President